                                                                     Exhibit 5.1





                                 March 24, 1997


Novadigm, Inc.
185 Berry Street
Suite 3515
San Francisco, CA 94107

                                        RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 25, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,500,000 shares (the "Shares") of your Common Stock reserved for issuance under the 1992 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan.

    It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                        Very truly yours,


                                        WILSON, SONSINI, GOODRICH & ROSATI
                                        Professional Corporation